EXHIBIT 99.1

Smith-Midland Reports Fourth Quarter and Year End 2024 Financial Results

Highest Annual Revenue and Net Income in Company History

MIDLAND, VA – May 27, 2025 Smith-Midland Corporation (NASDAQ: SMID), a provider of innovative, high-quality proprietary and patented precast concrete products and systems, today announced its fourth quarter and year-end results for the period ended December 31, 2024.

Fourth Quarter 2024 Summary (compared to prior-year fourth quarter)

•	Revenue increased 13 percent to $18.5 million
•	Product sales increased 23 percent to $11.0 million
•	Operating income of $1.9 million compared to $542,000
•	Net income of $1.4 million, or $0.26 per diluted share, compared to $230,000 and $0.04

Full Year 2024 Summary

•	Revenue increased 32 percent to $78.5 million
•	Gross margin increased by 760 basis points to 25.5 percent
•	Net income of $7.7 million, or $1.45 per diluted share compared to $795,000 and $0.15

“2024 was another record year for Smith-Midland, including our highest annual revenue and net income and the past three quarters represent the highest revenue quarters in company history,” said Ashley Smith, Chairman and Chief Executive Officer of Smith-Midland. “Fourth quarter revenue increased 13 percent from the prior-year quarter, thanks to increased utility product sales and shipping and installation revenue.”

“We believe the outlook for 2025 remains very favorable as funding from the Infrastructure and Jobs Act by state and local governments continues. Demand for utility vaults remains strong due to the continued need for data centers to support AI technology. The shift towards private/public highway projects and the approaching timeline for MASH-TL3 compliance remains an ongoing opportunity for our patented JJ-Hooks highway barrier system, and our larger rental fleet allows us to increase the quantity and scale of projects in which we can participate. We will continue to invest in our business. This includes increasing our sales efforts for SlenderWall and Easi-Set precast concrete products. Other continued investments include plant expansion in North Carolina, our investment in new soundwall forms and batch plant for anticipated increased production capacity in South Carolina and a substantial increase in our barrier rental fleet. Overall, we remain well-positioned to meet the increased demand across the multiple sectors we serve and deliver long-term value to our shareholders,” concluded Smith.

1

Fourth Quarter 2024 Results

The Company reported 2024 fourth quarter revenues of $18.5 million compared to $16.4 million in the fourth quarter of 2023. Product sales for the quarter were $11 million, a 23 percent increase from the prior-year quarter. Service revenue, which includes barrier rentals, royalty income and shipping and installation, was $7.5 million, relatively unchanged to the fourth quarter of 2023.

Gross profit increased to $4.4 million compared to $3.1 million in the prior year quarter due to the higher revenue base. Gross margin for the quarter was 23.7%, a 460-basis point increase compared to the fourth quarter of 2023.

Operating income for the quarter was $1.9 million compared to $542,000 in the prior-year quarter. The improvement was primarily due to the higher revenue base and flat operating expenses. Net income for the fourth quarter was $1.4 million, or $0.26 per diluted share, compared to net income of $230,000, or $0.04 per diluted share basis in the fourth quarter of 2023.

Full-Year 2024 Results

Revenues for the year totaled $78.5 million compared to $59.6 million in 2023. Product sales for the full year were $45.6 million compared to $38.7 million in the previous year. Higher Soundwall, architectural, utility and miscellaneous sales more than offset a decrease in SlenderWall and barrier sales. Service revenue increased to $32.9 million compared to $20.8 million, primarily due to higher barrier rentals and shipping and installation revenues.

Gross profit was $20.0 million compared to $10.7 million in the prior year. Gross margin for the full year was 25.5%, a 760-basis improvement compared to the prior year. The year-over-year increase is primarily attributable to better fixed cost absorption due to the higher revenue base in the current year and a one-time production expense in the prior year.

Operating income for the year was $9.9 million, compared to $1.1 million in the prior year. Net income for 2024 was $7.7 million, or $1.45 per diluted share, compared to $795,000, or $0.15 per diluted share.

Product Sales

Total product sales for the full year 2024 were $45.6 million compared to $38.7 million in the prior year. Soundwall sales were $11.8 million compared to $7.7 million in fiscal 2023. The increase is primarily associated with increased production across all three facilities. Utility product sales increased by 171% in 2024 compared to 2023. The increase is related to the increase in the market for dry utility vaults to support the growth in data centers. Easi-Set and Easi-Span Building Sales increased to $6.7 million compared to $4.7 million in 2023 due to increased demand for plant and site assembled buildings and restrooms. Architectural sales for the year were $4.2 million compared to $1.1 million. The increase is related to two major projects that commenced in the first quarter of 2024. Miscellaneous wall sales decreased by 20 percent from the prior year to $5.1 million due to lower production in the second and third quarter of 2024. Barrier sales were $3.9 million compared to $7.8 million, in line with the Company’s strategic focus to shift from barrier sales to barrier rentals. The Company did not report any SlenderWall sales in 2024 compared to $5.3 million in the prior year.

2

Service Revenue

Service revenue which is comprised of royalty income, barrier rental revenue, and shipping and installation totaled $32.9 million for the full year 2024 compared to $20.8 million in the prior year. Shipping and installation revenue was $17.6 million compared to $11.9 million in the prior year. The increase is primarily attributed to the shipping and installation of SlenderWall and architectural panels that were mostly produced in 2023. Barrier rental revenue was $12.0 million compared to $6.3 million in 2023. Revenue from the Company’s core rental barrier fleet increased by 52% in 2024 as compared to 2023. The increase is attributed to greater utilization of the company’s rental fleet and multiple special barrier projects during the third quarter of 2024. Royalty income increased 24 percent year over year to $3.3 million.

Balance Sheet and Liquidity

As of December 31, 2024, Smith-Midland's cash totaled $7.5 million compared to cash totaling $9.2 million for fiscal 2023. Account receivables totaled $20.8 million; and debt totaled $5.1 million as of December 31, 2024. Capital spending totaled $6.6 million compared to $5.0 million in 2023.

Macro Environment and Outlook

The Company anticipates increased sales volume for the full year of 2025 compared to 2024, but on which there can be no assurance. Infrastructure initiatives across the United States continue to drive greater bidding activity and a subsequent increase in backlog for its portfolio of patented, proprietary, and custom products. In addition, several SlenderWall projects are scheduled to commence production in the first half of the year. Inflationary pressures still remain, and the Company continues to manage its materials costs while attracting and retaining skilled labor. Backlog was approximately $59.5 million recorded as of March 2025 compared to $60.8 million in backlog one year prior. The backlog remained consistent with the prior year level due to continued marketing efforts for products to be produced at all three manufacturing facilities, as well as consistent sales efforts in barrier rentals. The majority of the backlog is anticipated to be fulfilled within 12 months; however, some projects may have a multi-year timeline The Company remains focused on long-term strategic growth initiatives to drive shareholder value.

Preliminary First Quarter 2025 Results

The Company anticipates first quarter 2025 revenue to be substantially greater than in the first quarter of 2024. Gross margin and net income are both expected to be greater than the prior-year first quarter as well. The foregoing is based on preliminary results. The Company anticipates it will report its first quarter results in the near future.

About Smith-Midland

Smith-Midland develops, manufactures, licenses, rents, and sells a broad array of precast concrete products and systems for use primarily in the construction, transportation, and utility industries.

Smith-Midland Corporation has three manufacturing facilities in: Midland, VA, Reidsville, NC, and Columbia, SC, and a J-J Hooks® Safety Barrier rental firm, Concrete Safety Systems. Easi-Set Worldwide, a wholly owned subsidiary of Smith-Midland Corporation, licenses the production and sale of Easi-Set products, including J-J Hooks and SlenderWall®, and provides diversification opportunities to the precast industry worldwide. For more information, please call (540) 439-3266 or visit www.smithmidland.com.

3

Forward-Looking Statements

This announcement contains forward-looking statements, which involve risks and uncertainties. The Company’s actual results may differ significantly from those discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, product demand, the impact of competitive products and pricing, capacity and supply constraints or difficulties, the uncertainties arising from the policies of the new Administration and DOGE, the risk of less government spending on infrastructure than anticipated, inflationary factors including potential recession, our material weaknesses in internal controls, general business and economic conditions, our debt exposure, our high level of accounts receivables, the effect of the Company’s accounting policies and other risks detailed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

Company Contact:

Dominic L. Hunter

540-439-3266

investors@smithmidland.com

Investor Relations:

Steven Hooser or John Beisler

Three Part Advisors, LLC

214-872-2710

4